October 30, 1996

Securities Transfer Corporation
16910 Dallas Parkway, Suite 100
Dallas, TX 75248
Attention: Compliance Department


          Re:  RT Industries, Inc.

Gentlemen:

     Our opinion has been requested with respect to the issue and sale by RT Industries, Inc. (the "Company") of thirty-five thousand (35,000) shares of Common Stock of the Company, par value $.001 per share (the "Shares"), to John Flynn.

     John Flynn has represented that he is acquiring the Shares for his own account for investment purposes only and not with a view to the sale or distribution thereof. With respect to the representations of John Flynn as to factual matters, we have not undertaken any independent investigation to determine the existence or absence of such factual conditions or circumstances, and have relied exclusively upon the representations of and communications of John Flynn.

     In rendering our opinion, we have examined originals, or copies, certified or otherwise indentified to our satisfaction of such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents as we deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted as certified or otherwise satisfactorily indentified.

     Based on the foregoing, it is our opinion that the Shares have been issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) promulgated thereunder.


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Securities Transfer Corporation
October 30, 1996
Page 2

     You may therefore issue a certificate representing said Shares to John Flynn, provided that such certificate contains the following restrictive legend regarding transfers under the Act:

          "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under the Act."

     You are also instructed to place stop transfer orders against the Shares regarding transfers under the Act.

     This opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person.


                                                     Sincerely,


                                                TENZER GREENBLATT LLP